For further information contact:
                                               Ernie Mrozek (CFO) 901.766.1268
                                               Steve Bono (COM) 630.663.2150
                                               Bruce Byots (INV) 630.663.2906


FOR IMMEDIATE RELEASE
November 4, 2004



                SERVICEMASTER REPORTS 2004 THIRD QUARTER RESULTS
               REFLECTS FIFTH CONSECUTIVE QUARTER OF GROWTH IN EPS

     DOWNERS GROVE, Illinois, November 4, 2004 - The ServiceMaster Company (NYSE: SVM) today announced third quarter 2004 revenues of $1.1 billion, a 3 percent increase compared to the prior year. Third quarter earnings per share were $.23, compared with $(1.08) reported in 2003. For the nine months, revenues of $2.9 billion were up 5 percent over the year ago period, and earnings per share from continuing operations were $.51 compared with $(.83) reported in the prior year.

     In order to facilitate comparisons of ongoing operating performance, the Company's prior year earnings per share, after adjusting for the impact of the non-cash impairment charge recorded in the third quarter, were $.22 and $.46 for the quarter and nine months of 2003, respectively [see note (a)].

     "Our earnings growth confirms the soundness of our strategy to reach and keep more customers by delivering a consistently better service experience," said Jonathan Ward, Chairman and CEO. "Our focus on improving sales and retention, combined with disciplined cost controls, helped us to overcome challenging external conditions such as extreme regional weather, uneven consumer spending patterns and increased pressure on factor costs. As a result, although our revenue growth was temporarily reduced below our expectations, we remain confident in our future growth prospects."

     Note (a): See the non-GAAP measurements section of the press release for more details.

REVIEW OF CASH FLOWS AND BALANCE SHEET
     Net cash flow provided by operating activities was $241 million in the nine months, compared to $166 million in the previous year. This improvement reflects higher earnings and a decrease in the use of working capital, primarily due to the timing of vendor payments, and the relative impact of incentive compensation accruals and payments.

     The Company completed approximately $55 million in share repurchases in the first nine months of the year with approximately $14 million occurring in the third quarter. Total debt on September 30, 2004 was $808 million, slightly below the level reported at December 31, 2003.

OUTLOOK
     "We are re-affirming our outlook for the year," said Ward. "We expect revenue growth to be in the mid-single digits and that earnings per share will grow somewhat faster than revenues."



BUSINESS REVIEW BY SEGMENT
TRUGREEN
     For the third quarter of 2004, the TruGreen segment reported revenues of $438 million, up 5 percent compared with the prior year. For the nine months, revenues of $1.1 billion were achieved, up 6 percent compared to 2003. Operating income for the quarter was $80 million compared with a loss of $117 million in the prior year. For the nine months, operating income was $143 million compared to a loss of $58 million in 2003. Excluding the impairment charge, 2003 operating income [see note (a)] was $72 million and $131 million in the third quarter and nine months, respectively.

     Revenues in the lawn care unit increased 6 percent and 8 percent in the quarter and nine months, respectively. This reflects a 7 percent increase in customer counts, resulting from improved retention rates and the impact of the second quarter Canadian acquisition, as well as a strong increase in ancillary service revenues. Operating income increased by $6 million and $13 million in the quarter and nine months, respectively. The increase in third quarter operating income was attributable to higher revenues and a $4 million pre-tax gain from the sale of a support facility, partially offset by fuel and other factor cost increases.

     Revenues in the commercial landscaping unit were up slightly in the third quarter, reflecting comparable amounts in base contract maintenance revenues and continued stronger enhancement sales volume, partially offset by the effects of branch consolidations. Excluding the impact of the branch consolidations, revenues increased by 4 percent and 3 percent in the quarter and nine months, respectively. Excluding the 2003 impairment charge, operating income [see note
(a)] improved by $2 million for the quarter and declined by $1 million for the nine months. The third quarter improvement in profitability reflects an increase in higher margin enhancement revenues and labor efficiencies, partially offset by higher factor costs.

TERMINIX
     The Terminix segment reported third quarter 2004 revenues of $253 million, up 3 percent compared to 2003. For the nine months, the segment reported revenues of $772 million, up 5 percent compared to the prior year. The increase in revenue reflected improved pricing in termite renewals. The business also experienced a modest decline in termite completion revenues, as a solid increase in unit sales volume was offset by the negative effects on recognized revenues of the mix shift from higher priced bait treatments to lower priced liquid treatments. The pest control business experienced modest growth, reflecting continued strong improvements in customer retention, partially offset by lower revenues resulting from the continued shift from monthly to quarterly service.

     Operating income for the quarter was $27 million compared with $32 million in the prior year. This decrease primarily resulted from factors that we had previously anticipated and disclosed, and included timing differences related to the termite mix shift, increased investments in the sales force and higher fuel and bad debt costs. For the nine months, operating income increased to $111 million, from $108 million in 2003. This year-to-date improvement resulted from an increase in revenues and production labor efficiencies, partially offset by the termite mix shift and higher factor costs.

AMERICAN HOME SHIELD
     The American Home Shield (AHS) segment reported third quarter 2004 revenues of $138 million, up 4 percent as compared to 2003. For the nine months, the segment reported revenues of $374 million, up 6 percent compared to the prior year. AHS experienced strong growth in its consumer and renewal channels, partially offset by a decline in real estate sales. In the third quarter, the unit recorded a $5.5 million cumulative negative adjustment to revenue and operating income that was identified during a conversion from its historical manual deferred revenue calculation to an automated computation. Excluding this adjustment, revenue increased 9 percent and 8 percent for the quarter and nine months, respectively [see note (a)].

     Operating income for the quarter was $23 million compared with $22 million in the prior year. For the nine months, operating income was $57 million compared to $53 million in 2003. The increase in third quarter operating income reflects the favorable effects of revenue growth and lower contract claims activity (primarily due to cooler seasonal temperatures), partially offset by the cumulative deferred revenue adjustment mentioned previously and continuing investments in key marketing and customer service initiatives.

AMERICAN RESIDENTIAL SERVICES AND AMERICAN MECHANICAL SERVICES
     The American  Residential  Services (ARS) and American  Mechanical Services
(AMS) segment reported third quarter 2004 revenues of $181 million, consistent with prior year levels. For the nine months, the segment reported revenues of $515 million, up 2 percent compared to the prior year. The segment experienced continued strong growth in construction and project revenue and modest growth in its plumbing services. This growth was offset in the quarter by declines in HVAC add-on-replacement and service revenues due to cooler seasonal temperatures, as well as the effects of year-end 2003 branch closures. Excluding the effects of branch closures, revenues increased by 3 percent and 5 percent for the quarter and nine months, respectively.

     Operating income for the quarter was $4 million compared with a loss of $284 million in the prior year. For the nine months, operating income was $2 million compared to a loss of $282 million in 2003. Excluding the 2003 impairment charge, operating income [see note (a)] was $7 million and $10 million in the quarter and nine months, respectively. This decline in profitability was primarily due to higher marketing expenses and factor costs and the negative effects of cooler weather.

OTHER OPERATIONS
     The  Other  Operations  segment  reported  third  quarter  revenues  of $43 million, up 8 percent compared with the prior year. For the nine months, the segment reported revenues of $121 million, up 7 percent. The ServiceMaster Clean and Merry Maids franchise operations reported a combined increase in earned revenue of 11 percent and 9 percent in the quarter and nine months, respectively, primarily driven by continued strong results in disaster restoration and improved internal growth in maid service.

     Operating loss for the quarter was $10 million compared with $7 million in the prior year. For the nine months, operating loss was $29 million compared with $26 million in 2003. The increase in the segment's operating loss reflects increased variable compensation partially offset by an increase in profits from the franchise businesses.

NON-GAAP MEASURE DISCLOSURE
     Within this press release, the Company provided certain non-GAAP (Generally Accepted Accounting Principles) measures identified by [see note (a)]. ServiceMaster does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. The Company believes that these non-GAAP measures provide an important perspective on the performance of the Company's continuing operations.




$ in thousands, except per share data                      Three Months Ended        Nine Months Ended
                                                           September 30, 2003        September 30, 2003
                                                           -------------------       -------------------
Reported Operating Loss                                        $(354,959)                  $(205,002)
Impairment Charge (1)                                            480,670                     480,670
                                                               ---------                   ---------
Operating Income, Excluding Charge                             $ 125,711                   $ 275,668

Reported Loss from Continuing Operations                       $(316,526)                  $(245,354)
Impairment Charge, Net of Tax                                    383,152                     383,152
                                                               ---------                   ---------
Income from Continuing Operations, Excluding Charge            $  66,626                   $ 137,798

Diluted Earnings Per Share:
Reported Loss from Continuing Operations                       $   (1.08)                  $   (0.83)
Impairment Charge                                                   1.30                        1.29
                                                               ---------                   ---------
Income from Continuing Operations, Excluding Charge            $    0.22                   $    0.46

(1)  Approximately  $189 million of the charge is  associated  with the TruGreen
LandCare  operations  reported in the TruGreen  segment and the  remaining  $292 million relates to the ARS/AMS segment.




$ in thousands                                                   Three Months Ended                  Nine Months Ended
                                                                 September 30, 2004                 September 30, 2004
                                                              --------------------------         --------------------------
American Home Shield reported revenue                                     $ 137,961                          $ 374,220
Deferred revenue adjustment                                                   5,500                              5,500
                                                                   -----------------                   ----------------
American Home Shield adjusted revenue                                     $ 143,461                          $ 379,720


CONFERENCE CALL DETAILS
     The Company will review these results and discuss its outlook in a call at 10:00 a.m. CT on November 4, 2004. Interested parties may listen to the call at
(800) 728-2149. The conference call will include Jon Ward, Chairman and Chief Executive Officer, and Ernie Mrozek, President and Chief Financial Officer. The call will be broadcast live and can be accessed at the ServiceMaster web site, www.svm.com. The call will be archived on the site for 30 days and may also be accessed for seven days at (800) 633-8284 (#21211303).

COMPANY OVERVIEW
     ServiceMaster provides outsourcing services for more than 10.5 million residential and commercial customers. As America's Service Brands for Home and Business, the core service capabilities of ServiceMaster include lawn care and landscape maintenance, termite and pest control, plumbing, heating, ventilation and air conditioning services (HVAC), cleaning and disaster restoration, furniture repair and home warranty.

     These services are provided through a network of over 5,400 company-owned and franchised service centers and business units operating under leading brands which include Terminix, TruGreen ChemLawn, TruGreen LandCare, ARS Service Express, Rescue Rooter, American Mechanical Services, American Home Shield, ServiceMaster Clean, AmeriSpec, Merry Maids and Furniture Medic.

BUSINESS SEGMENTS
     The Company is primarily comprised of five business segments: The TruGreen segment includes the lawn care operations performed under the TruGreen ChemLawn brand name and landscaping services provided under the TruGreen LandCare brand name. The Terminix segment includes domestic termite and pest control services. The American Residential Services and American Mechanical Services segment includes heating, ventilation, air conditioning, electrical and plumbing services provided under the ARS Service Express, AMS and Rescue Rooter brand names. The American Home Shield segment offers warranty contracts on home systems and appliances and home inspection services through AmeriSpec. The Other Operations segment includes the Company's franchised operations, which include ServiceMaster Clean, Merry Maids, Furniture Medic, the Company's international operations and headquarters.

FORWARD-LOOKING STATEMENTS
     This press release contains statements concerning future results and other matters that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements, which look forward in time and include everything other than historical information, be subject to the safe harbors created by such legislation. The Company notes that these forward-looking statements involve risks and uncertainties that could affect its results of operations, financial condition or cash flows. Factors that could cause actual results to differ materially from those expressed or implied in a forward-looking statement include the following (among others): weather conditions that affect the demand for the Company's services; competition in the markets served by the Company; labor shortages or increases in wage rates;
unexpected increases in operating costs, such as higher insurance, self insurance and health care costs; higher fuel prices;

increased governmental regulation including telemarketing and other marketing channels; general economic conditions in the United States, especially as they may affect home sales or consumer spending levels; time and expenses associated with integrating and winding down businesses; and other factors described from time to time in documents filed by the Company with the Securities and Exchange Commission.

THE SERVICEMASTER COMPANY
(In thousands, except per share data)


Statements of Operations

                      Three Months Ended         Nine Months Ended
                         September 30,             September 30,

                        2004         2003         2004         2003
                   -----------  -----------  -----------  -----------
Operating Revenue  $ 1,053,867  $ 1,018,263  $ 2,899,474  $ 2,762,076

Operating Costs and Expenses:

Cost of services
 rendered and
 products sold         686,992      670,321    1,929,754    1,844,558
Selling and
 administrative
 expenses              240,546      221,105      679,984      637,362
Amortization expense     1,503        1,126        4,436        4,488
Charge for
 impaired assets (1)       ---      480,670          ---      480,670
                   -----------  -----------  -----------  -----------
Total operating costs
 and expenses          929,041    1,373,222    2,614,174    2,967,078
                   -----------  -----------  -----------  -----------
Operating
 Income (Loss)         124,826     (354,959)     285,300     (205,002)

Non-operating Expense (Income):

Interest expense        15,210       16,285       45,148       49,223
Interest and
 investment income      (3,913)      (1,857)     (11,519)      (6,201)
Minority interest and
 other expense, net      2,047        1,986        6,179        6,104
                   -----------  -----------  -----------  -----------
Income (Loss) from
 Continuing Operations
 before Income Taxes   111,482     (371,373)     245,492     (254,128)
Provision for income
 taxes, includes a
 $98 million benefit
 relating to the
 impairment charge
 in 2003                43,139      (54,847)      95,000       (8,774)
                   -----------  -----------  -----------  -----------
Income (Loss)
 from Continuing
 Operations             68,343     (316,526)     150,492     (245,354)

Loss from discontinued
 operations, net of
 income taxes             (619)      (1,440)      (1,173)      (2,387)
                   -----------  -----------  -----------  -----------
Net Income (Loss)  $    67,724  $  (317,966) $   149,319  $  (247,741)
                   ===========  ===========  ===========  ===========

Diluted Earnings (Loss) Per Share (2):

Income (loss) from
 continuing operations $  0.23      $ (1.08)     $  0.51      $ (0.83)

Loss from discontinued
 operations                ---          ---          ---        (0.01)
                       -------      -------      -------      -------
Diluted Earnings
 (Loss) Per Share      $  0.23      $ (1.08)     $  0.50      $ (0.84)
                       =======      =======      =======      =======


Number of Shares -
  Basic                290,258      294,119      290,647      296,233

Number of Shares -
  Diluted              303,336      294,119      303,437      296,233


----------------------------------------------------------------------
Dividends Per Share    $  0.11      $ 0.105      $  0.32      $ 0.315
                       =======      =======      =======      =======
Price Range Per Share:
 High Price            $ 13.25      $ 10.73      $ 13.25      $ 11.41
 Low Price               11.12         9.35        10.65         8.95
----------------------------------------------------------------------
THE SERVICEMASTER COMPANY
(In thousands)

Condensed Balance Sheets                               As of
                                               Sept. 30,    Dec. 31,
                      Assets                     2004         2003
                                             -----------  -----------
  Cash and cash equivalents                  $   202,730  $   228,161
  Marketable securities                          104,834       90,540
  Receivables, net of allowances                 426,917      333,834
  Inventories and other current assets           235,055      232,966
  Assets in discontinued operations                4,887        5,273
                                             -----------  -----------
    Total Current Assets                         974,423      890,774
                                             -----------  -----------
  Intangible assets, primarily trade
   names and goodwill, net of
   accumulated amortization                    1,773,258    1,732,659
  Property and equipment, net of
   accumulated depreciation                      185,575      179,515
  Long-term marketable securities                111,355       92,562
  Notes receivable and other assets               50,209       60,916
                                             -----------  -----------
    Total Assets                             $ 3,094,820  $ 2,956,426
                                             ===========  ===========

              Liabilities and Equity

  Current liabilities                        $   865,436  $   770,079
  Liabilities in discontinued operations          10,360       14,380
  Current debt maturities                         21,758       33,781
                                             -----------  -----------
    Total Current Liabilities                    897,554      818,240
                                             -----------  -----------
  Long-term debt                                 786,114      785,490
  Other long-term obligations                    445,526      401,474
  Liabilities in discontinued operations          30,867       34,396
  Minority interest                              100,000      100,309
  Shareholders' equity                           834,759      816,517
                                             -----------  -----------
    Total Liab. and Shareholders' Equity     $ 3,094,820  $ 2,956,426
                                             ===========  ===========


                                                 Nine Months Ended
                                                   September 30,

Statements of Cash Flows                         2004         2003
                                             -----------  -----------

Cash and Cash Equivalents at January 1       $   228,161  $   227,177

Cash Flows from Operating Activities:

Net Income (Loss)                                149,319     (247,741)
Adjustments to reconcile net income to net
  cash flows from operating activities:
  Loss from discontinued operations                1,173        2,387
  Charge for impaired assets, net of tax (1)         ---      383,152
  Depreciation                                    36,658       36,972
  Amortization                                     4,436        4,488
  Deferred income tax expense                     82,450       81,500
  Change in working capital, net
   of acquisitions                               (38,533)     (96,967)
  Other, net                                       5,540        2,156
                                             -----------  -----------
Net Cash Provided from Operating Activities      241,043      165,947
                                             -----------  -----------
Cash Flows from Investing Activities:
  Property additions                             (39,903)     (30,059)
  Sale of equipment and other assets               7,271        8,581
  Business acquisitions, net of cash acquired    (26,519)     (24,297)
  Proceeds from business sales                       ---       21,300
  Notes receivable, financial investments
    and securities                               (32,505)     (15,155)
                                             -----------  -----------
Net Cash Used for Investing Activities           (91,656)     (39,630)
                                             -----------  -----------
Cash Flows from Financing Activities:
  Net payments of debt                           (29,778)     (24,802)
  Purchase of ServiceMaster stock                (55,482)     (56,768)
  Shareholders' dividends                        (93,336)     (93,814)
  Other                                           11,737       11,392
                                             -----------  -----------
Net Cash Used for Financing Activities          (166,859)    (163,992)
                                             -----------  -----------

                                             -----------  -----------
Net Cash Used for Discontinued Operations         (7,959)     (18,260)
                                             -----------  -----------

Cash Decrease During the Period                  (25,431)     (55,935)
                                             -----------  -----------
Cash and Cash Equivalents at September 30    $   202,730  $   171,242
                                             ===========  ===========

Notes:

(1) In accordance with Statement of Financial Accounting Standards (SFAS) 142, "Goodwill and Other Intangible Assets", the Company's goodwill and intangible assets that are not amortized are subject to at least an annual assessment for impairment by applying a fair-value based test. During the third quarter of 2003, the Company recorded a non-cash impairment charge associated with American Residential Services, American Mechanical Services and TruGreen LandCare business units of $481 million pre-tax ($383 million after-tax).

(2) The weighted-average common shares for the diluted earnings per share calculation includes the incremental effect related to outstanding options whose market price is in excess of the exercise price. Shares potentially issuable under convertible securities have been considered outstanding for purposes of the diluted earnings per share calculations. In computing diluted earnings per share, the after-tax interest expense related to convertible debentures is added back to net income in the numerator, while the diluted shares in the denominator include the shares issuable upon conversion of the debentures. Shares potentially issuable under convertible securities have been considered outstanding for the three and nine months ended September 30, 2004. Due to losses incurred for both the three and nine months ended September 30, 2003, the denominator does not include the effects of options as it would result in a less dilutive computation. As a result, diluted earnings per share for the three and nine months ended September 30, 2003 are the same as basic earnings per share. Had the Company recognized income from continuing operations for the three and nine months ended September 30, 2003, incremental shares attributable to the assumed exercise of outstanding options and conversion of the debentures would have increased diluted shares outstanding by 12 million shares for both periods, and the after-tax interest expense related to the convertible debentures that would have been added to net income in the numerator would have been $1.2 million and $3.6 million for the three and nine months ended September 30, 2003, respectively.


The following table reconciles both the numerator and the denominator of the basic earnings per share from continuing operations computation to the numerator and the denominator of the diluted earnings per share from continuing operations computation:

(in thousands, except per share data)
                                Three months ended
                                September 30, 2004

Continuing Operations:       Income     Shares      EPS
----------------------     ---------    -------   ------
Basic EPS                  $  68,343    290,258   $ 0.24

Effect of dilutive securities, net of tax:
 Options                                  5,078
 Convertible Securities        1,178      8,000
                           ---------    -------
Diluted EPS                $  69,521    303,336   $ 0.23
                           =========    =======   ======

                                 Three months ended
                                 September 30, 2003

Continuing Operations:       (Loss)     Shares      EPS
----------------------     ---------    -------   ------
Basic EPS                  $(316,526)   294,119   $(1.08)

Effect of dilutive securities, net of tax:
 Options                                    ---
 Convertible Securities         ---         ---
                           ---------    -------
Diluted EPS                $(316,526)   294,119   $(1.08)
                           =========    =======   ======

                                 Nine months ended
                                 September 30, 2004

Continuing Operations:       Income     Shares      EPS
----------------------     ---------    -------   ------
Basic EPS                  $ 150,492    290,647   $ 0.52

Effect of dilutive securities, net of tax:
 Options                                  4,790
 Convertible Securities        3,534      8,000
                           ---------    -------
Diluted EPS                $ 154,026    303,437   $ 0.51
                           =========    =======   ======

                                  Nine months ended
                                  September 30, 2003

Continuing Operations:       (Loss)     Shares      EPS
----------------------     ---------    -------   ------
Basic EPS                  $(245,354)   296,233   $(0.83)

Effect of dilutive securities, net of tax:
 Options                                    ---
 Convertible Securities          ---        ---
                           ---------    -------
Diluted EPS                $(245,354)   296,233   $(0.83)
                           =========    =======   ======

THE SERVICEMASTER COMPANY
(In thousands)


    Segment Summaries
                           For the three months ended September 30,
                                  2004         2003     % Change
                              -----------  -----------  --------
Operating Revenue:
 TruGreen                     $   438,474  $   418,106        5%
 Terminix                         253,235      246,714        3%
 American Home Shield             137,961      132,096        4%
 ARS/AMS                          181,097      181,538        0%
 Other Operations                  43,100       39,809        8%
                              -----------  -----------  --------
Total Operating Revenue       $ 1,053,867  $ 1,018,263        3%
                              ===========  ===========  ========

Operating Income (Loss):
 TruGreen                     $    79,983  $  (117,148)      N/M
  TruGreen without
   impairment charge (1)           79,983       71,722       12%
 Terminix                          26,695       32,461      -18%
 American Home Shield              23,433       21,602        8%
 ARS/AMS                            4,302     (284,482)      N/M
  ARS/AMS without
   impairment charge (1)            4,302        7,318      -41%
 Other Operations                  (9,587)      (7,392)     -30%
                              -----------  -----------  --------
Total Operating Income (Loss) $   124,826  $  (354,959)      N/M
                              ===========  ===========  ========

                            For the nine months ended September 30,
                                  2004         2003     % Change
                              -----------  -----------  --------
Operating Revenue:
 TruGreen                     $ 1,116,843  $ 1,056,943        6%
 Terminix                         772,349      733,208        5%
 American Home Shield             374,220      352,469        6%
 ARS/AMS                          514,778      505,948        2%
 Other Operations                 121,284      113,508        7%
                              -----------  -----------  --------
Total Operating Revenue       $ 2,899,474  $ 2,762,076        5%
                              ===========  ===========  ========

Operating Income (Loss):
 TruGreen                     $   142,982  $   (57,739)      N/M
  TruGreen without
   impairment charge (1)          142,982      131,131        9%
 Terminix                         111,432      107,886        3%
 American Home Shield              57,386       52,923        8%
 ARS/AMS                            2,267     (281,814)      N/M
  ARS/AMS without
   impairment charge (1)            2,267        9,986      -77%
 Other Operations                 (28,767)     (26,258)     -10%
                              -----------  -----------  --------
Total Operating Income (Loss) $   285,300  $  (205,002)      N/M
                              ===========  ===========  ========


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(1) In the third  quarter of 2003,  the  Company  recorded a pre-tax  impairment
charge  of  $481  million  related  to  its  goodwill  and  intangible   assets.
Approximately $189 million of the charge is associated with the TruGreen LandCare operations reported in the TruGreen segment, and the remaining $292 million relates to the ARS/AMS segment. In order to facilitate comparisons of ongoing operating performance of continuing operations, the Company also has presented segment results after adjusting for the impact of the impairment charge.

                                      As of September 30,
                                  2004         2003     % Change
                              -----------  -----------  --------
Capital Employed:
 TruGreen                     $   899,813  $   905,518       -1%
 Terminix                         617,342      589,101        5%
 American Home Shield             162,734      128,278       27%
 ARS/AMS                           96,615       94,074        3%
 Other Operations and
  Discontinued Operations         (33,873)      52,481       N/M
                              -----------  -----------  --------
Total Capital Employed        $ 1,742,631  $ 1,769,452       -2%
                              ===========  ===========  ========

Capital employed is defined as the segment's total assets less liabilities, exclusive of debt balances. The Company believes these figures are useful to investors in helping them compute return on capital measures and therefore better understand the performance of the Company's business segments.


  Key Performance Indicators

                                   Rolling twelve month metrics
                                        as of September 30,

                                          2004       2003
                                         ------     ------

 TruGreen ChemLawn-
  Growth in Full Program Contracts           7%         4%
  Customer Retention Rate                 64.8%      62.2%

 Terminix -
  Growth in Pest Control Customers           6%         2%
  Pest Control Customer Retention Rate    80.1%      76.7%

  Growth in Termite Customers               -1%        -2%
  Termite Customer Retention Rate         88.1%      88.0%

 American Home Shield -
  Growth in Warranty Contracts               5%         8%
  Customer Retention Rate                 55.0%      55.4%*

 * Restated to conform with the 2004 calculation.



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